Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 22, 2022 by and among TBCP IV, LLC, a Delaware limited liability company (the “Sponsor”), Gary A. Simanson, as managing member of Sponsor (“Simanson”), Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”), and Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) (“Monex”), and, collectively with the Sponsor, Simanson, Thunder Bridge, PubCo and the Company, the “Parties”.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,913,196 shares of Class B common stock of Thunder Bridge and 648,056 Private Placement Units (consisting of 648,056 shares of Class A common stock of Thunder Bridge and 129,611 private placement warrants);

WHEREAS, concurrently herewith, Thunder Bridge, PubCo, M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Thunder Bridge (the “Merger”), with Thunder Bridge being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, Thunder Bridge, Monex, PubCo and the Company are entering into a Company Support Agreement (the “Company Support Agreement”); and

WHEREAS, as an inducement to Thunder Bridge and the Company to enter into the Combination Agreement and to consummate the transactions contemplated therein, and to Monex to enter into the Company Support Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1 Binding Effect of Combination Agreement. The Sponsor hereby acknowledges that it has read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. The Sponsor shall be bound by and comply with Section 11.07 (Confidentiality; Publicity) of the Combination Agreement (and any relevant definitions contained in such section) as if the Sponsor was an original signatory to the Combination Agreement with respect to such provisions.

Section 1.2 No Interim Period Transfers. The Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly redeem, sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Thunder Bridge Common Shares or Thunder Bridge Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Thunder Bridge Common Shares or Thunder Bridge Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any transaction specified in clause (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to PubCo, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that (a) any Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge are issued to Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, exercise or exchange of Thunder Bridge Common Shares or Thunder Bridge Warrants of, on or affecting the Thunder Bridge Common Shares or Thunder Bridge Warrants owned by the Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge during the Interim Period, or (c) Sponsor acquires the right to vote or share in the voting of any Thunder Bridge Common Shares or other equity securities of Thunder Bridge during the Interim Period (such Thunder Bridge Common Shares, Thunder Bridge Warrants or other equity securities of Thunder Bridge, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Thunder Bridge Common Shares or Thunder Bridge Warrants owned by the Sponsor as of the date hereof. Notwithstanding any of the foregoing to the contrary, and without limiting Section 1.5(a), the Sponsor shall not cause or permit any Affiliate of Sponsor to cause, any New Securities to be created or issued except as expressly permitted by the Combination Agreement.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to PubCo a duly executed copy of that certain Registration Rights Agreement, by and among PubCo, Thunder Bridge, Sponsor and certain of PubCo’s other shareholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit C to the Combination Agreement.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the shareholders of Thunder Bridge, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Thunder Bridge is sought, in each case, as contemplated by the Combination Agreement, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Thunder Bridge Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Thunder Bridge Common Shares:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Thunder Bridge; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Combination Agreement or (C) result in any of the conditions set forth in Article XII of the Combination Agreement not being fulfilled.

(b) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Sponsor Letter Agreement (as defined below).

(c) During the Interim Period, the Sponsor shall not modify or amend any Contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor (other than Thunder Bridge), on the one hand, and Thunder Bridge, on the other hand, including, for the avoidance of doubt, the Sponsor Letter Agreement (except as expressly contemplated hereby).

Section 1.6 Reasonable Best Efforts; Third Party Financing.

(a) Without limiting Section 1.5, during the Interim Period, the Sponsor shall (i) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, to consummate the Transactions on the terms and subject to the conditions set forth in the Combination Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article XII of the Combination Agreement.

(b) If the Company and Monex, on the one hand, and Thunder Bridge, on the other hand, agree to raise third party financing in connection with the Transactions, the Sponsor hereby agrees to subscribe for and purchase from Thunder Bridge an equal number of securities of Thunder Bridge as are subscribed for, in the aggregate, by third party investors in connection with such third party financing, on the same terms and conditions as agreed to by such third party investors and Thunder Bridge, up to an aggregate subscription amount of $35 million.

Section 1.7 Further Assurances. During the Interim Period, at the Company’s or Monex’s request and without further consideration, the Sponsor shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further action as may be reasonably necessary or required to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby agrees that the Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of the Sponsor’s obligations hereunder.

Section 1.9 Lock-up.

(a) Subject to Section 1.9(b), the Sponsor hereby agrees that it shall not Transfer (i) any Lock-up Ordinary Shares until the end of the Lock-up Ordinary Shares Period and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up”). Any Transfer in violation of this Section 1.9 shall be null and void.

(b) Notwithstanding the provisions set forth in Section 1.9(a), the Sponsor may Transfer the Lock-up Ordinary Shares during the Lock-up Period (i) in the case of the Sponsor, to (A) Thunder Bridge’s officers, directors, members or partners, (B) any Affiliates or family members of Thunder Bridge’s officers, directors, members or partner, or (C) any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) in the case of an individual, (A) by gift to a member of such individual’s immediate family, a trust (the beneficiary of which is such individual or a member of such individual’s immediate family), or to a charitable organization, (B) by virtue of Laws of descent and distribution upon death of such individual, or (C) pursuant to a qualified domestic relations order; (iii) by virtue of the Laws of the State of Delaware; or (iv) in the event of PubCo’s liquidation, merger, capital stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) The Lock-up shall supersede Section 7 of the Sponsor Letter Agreement which shall be of no further force or effect upon the beginning of the Lock-up Period.

(d) Notwithstanding the provisions set forth in Section 1.9(a) and Section 1.9(b):

(i) an aggregate of one-third of the Sponsor’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(ii) an aggregate of one-third of the Sponsor’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(iii) the remainder, being an aggregate of one-third of the Sponsor’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

(e) Notwithstanding the provisions of Section 1.9(d), if, at any Early Lock-Up Expiration Date, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(f) For purposes of this Agreement:

(i) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted by the Sponsor under PubCo’s insider trading policy;

(ii) the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(iii) the term “Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated June 29, 2021, by and among Thunder Bridge, Sponsor, and other Persons parties thereto attached as Exhibit 10.5 to Thunder Bridge’s current report on Form 8-K filed on July 2, 2021;

(iv) the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(v) the term “Sponsor Letter Agreement” means that certain Letter Agreement, dated June 29, 2021, attached as Exhibit 10.1 to Thunder Bridge’s current report on Form 8-K filed on July 2, 2021.

(vi) the term “Lock-up Ordinary Shares” means the PubCo Ordinary Shares held by the Sponsors immediately following the Closing (other than PubCo Ordinary Shares acquired in any Sponsor Investment, or PubCo Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Ordinary Shares occurs on or after the Closing);

(vii) the term “Lock-up Ordinary Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(viii) the term “Lock-up Period” means, with respect to Lock-up Ordinary Shares, the Lock-up Ordinary Shares Period and, with respect to Lock-up Warrants, the Lock-up Warrants Period;

(ix) the term “Lock-up Shares” means the Lock-up Ordinary Shares and the Lock-up Warrants;

(x) the term “Lock-up Warrants” means Thunder Bridge Warrants (including the shares of Company Ordinary Stock issuable upon exercise thereof) held by the Sponsor immediately following the Closing (other than any Thunder Bridge Warrants acquired in the public market);

(xi) the term “Lock-up Warrants Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is ninety (90) days after (and excluding) the Closing Date;

(xii) the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(xiii) the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(xiv) the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(xv) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.10 No Solicitation. During the Interim Period, the Sponsor shall not take, and shall cause its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Thunder Bridge, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement, the Combination Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall not be deemed a violation of this Section 1.10. The Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, (A) the Sponsor, in its capacity as a stockholder of Thunder Bridge, shall not be responsible for the actions of Thunder Bridge or the Board of Directors of Thunder Bridge (or any committee thereof), any subsidiary of Thunder Bridge, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Thunder Bridge Related Parties”), (B) the Sponsor, in its capacity as a stockholder of Thunder Bridge, makes no representations or warranties with respect to the actions of any of the Thunder Bridge Related Parties, and (C) any breach by Thunder Bridge of its obligations under Section 11.04(b) of the Combination Agreement shall not, in and of itself, be considered a breach of this Section 1.10 (it being understood that, for the avoidance of doubt, the Sponsor or its Representatives shall remain responsible for any breach by the Sponsor or its Representatives of this Section 1.10)).

Section 1.11 Waiver of Certain Rights. The Sponsor hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that Thunder Bridge redeem its or their shares of Thunder Bridge Common Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its shares of Thunder Bridge Common Shares for redemption;

(b) to waive any right or benefit to which it is entitled under, and to take all actions necessary to opt out of, Section 4.3(b) of Thunder Bridge’s articles of incorporation; and

(c) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Thunder Bridge, PubCo, the Company, the Company’s, PubCo’s or Thunder Bridge’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Combination Agreement or the consummation of the Transactions.

Section 1.12 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of the Sponsor’s Thunder Bridge Common Shares (and PubCo Ordinary Shares after the Closing) and Thunder Bridge Warrants and the nature of the Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure PubCo, the Company and Thunder Bridge have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments PubCo, the Company and Thunder Bridge will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. The Sponsor shall promptly provide any information reasonably requested by PubCo, the Company or Thunder Bridge for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, (a) the Sponsor shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality obligations and (b) the Sponsor, Thunder Bridge and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

Section 1.13 Termination of Existing Registration Rights. The Registration Rights Agreement in the form of Exhibit C to the Combination Agreement shall supersede the Existing Registration Rights Agreement, which shall be of no further force or effect upon (but subject to the consummation of) the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Thunder Bridge, PubCo, the Company and Monex as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted. Simanson has full legal capacity, right and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and Simanson’s powers as the managing member of Sponsor, and have been duly authorized by all necessary limited liability company or organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and Simanson and, assuming due authorization, execution and delivery of this Agreement by each of PubCo, the Company, Thunder Bridge and Monex, this Agreement constitutes a legally valid and binding obligation of the Sponsor and Simanson, enforceable against the Sponsor and Simanson in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). The Person signing this Agreement on behalf of the Sponsor has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Sponsor’s Thunder Bridge Common Shares and Thunder Bridge Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Thunder Bridge Common Shares or Thunder Bridge Warrants (other than transfer restrictions under the Securities Act)) affecting any such Thunder Bridge Common Shares or Thunder Bridge Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Thunder Bridge Organizational Documents, (iii) the Combination Agreement or (iv) any applicable securities Laws. The Sponsor’s Thunder Bridge Common Shares and Thunder Bridge Warrants set forth in the Recitals to this Agreement are the only equity securities in Thunder Bridge owned of record or beneficially by the Sponsor or the Sponsor’s Affiliates on the date of this Agreement, and none of the Sponsor’s Thunder Bridge Common Shares or Thunder Bridge Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Thunder Bridge Common Shares or Thunder Bridge Warrants, except as provided hereunder and under the Sponsor Letter Agreement. Other than the Thunder Bridge Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Thunder Bridge or any equity securities convertible into, or which can be exchanged for, equity securities of Thunder Bridge.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Thunder Bridge Common Shares or Thunder Bridge Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 8.07 of the Thunder Bridge Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by the Sponsor, for which Thunder Bridge or any of its Affiliates may become liable.

(f) Acknowledgment. The Sponsor understands and acknowledges that each of Thunder Bridge and the Company is entering into the Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

(g) Certain Securities Law Representations and Warranties.

(i) The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(ii) The Sponsor is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(iii) The Sponsor has never been convicted of, or pleaded guilty to, any crime (A) involving any fraud, (B) relating to any financial transaction or handling of funds of another Person or (C) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

Section 2.2 No Actions to Breach Agreement. The Sponsor shall not take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

Section 2.3 Updated Shareholdings. If the Sponsor acquires record or beneficial ownership of any Thunder Bridge Common Shares or Thunder Bridge Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Thunder Bridge Common Shares or Thunder Bridge Warrants as of the date hereof, which securities are not already set forth in the Recitals hereto), the Sponsor shall promptly notify PubCo and Thunder Bridge in writing.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Combination Agreement in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the Lock-up Period, upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for Fraud or willful and intentional breach of this Agreement, and (2) Section 1.1, Section 2.2, this Section 3.1 and Sections 3.2 through 3.10 shall survive any such termination.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing, other than the representations and warranties in Sections 2.1(e) and 2.1(h), which shall survive indefinitely.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Thunder Bridge, PubCo, the Company and Monex or (b) be assigned by Thunder Bridge, PubCo, or Monex, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Thunder Bridge) or Thunder Bridge (in the case of an attempted assignment by PubCo, the Company or Monex). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

Section 3.6 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Thunder Bridge, PubCo, the Company, Monex and the Sponsor charged with such amendment, modification or supplement.

Section 3.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to Thunder Bridge prior to the Closing:

Thunder Bridge Capital Partners IV, Inc.
9912 Georgetown Pike, Suite D203

Great Falls, VA 22066

Attn: Gary Simanson, Chief Executive Officer
E-mail: gsimanson@thunderbridge.us

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001
Attn: Jon Talcott and Peter Strand
E-mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to the Company:

Coincheck, Inc.
E Space Tower, 12F

3-6, Maruyamacho

Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo

E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

If to PubCo:

Coincheck Group B.V.
Hoogoorddreef 15, 1101 BA

Amsterdam, Netherlands

Attn: Akira Inoue

E-mail: akira_inoue@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

If to Monex:

Monex Group, Inc.

ARK Mori Building 25F 1-12-32

Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department

E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

If to Sponsor:

TBCP IV, LLC
9912 Georgetown Pike, Suite D203

Great Falls, VA 22066

Attn: Gary Simanson, Sole Manager
E-mail: gsimanson@thunderbridge.us

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Thunder Bridge, or sent by Thunder Bridge to any Sponsor, copies shall also be sent to the Company and to Simpson Thacher & Bartlett LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, the managing member of Sponsor, Thunder Bridge, PubCo, the Company and Monex have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

TBCP IV, LLC

By:	/s/ Gary A. Simanson
Name: Gary A. Simanson
Title: Sole Managing Member

Gary A. Simanson, as Managing Member of TBCP IV, LLC

By:	/s/ Gary A. Simanson

[Signature Page to Sponsor Support Agreement]

THUNDER BRIDGE:

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.

By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

PUBCO:

COINCHECK GROUP B.V.

By:	/s/ Akira Inoue
	Name:	Akira Inoue
	Title:	Managing Director

[Signature Page to Sponsor Support Agreement]

THE COMPANY:

COINCHECK, INC.

By:	/s/ Satoshi Hasuo
	Name:	Satoshi Hasuo
	Title:	Representative Director & President

[Signature Page to Sponsor Support Agreement]

MONEX:

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
	Name:	Oki Matsumoto
	Title:	Chairman & CEO

[Signature Page to Sponsor Support Agreement]